                                   EXHIBIT 9

                                VOTING AGREEMENT

         This Voting Agreement is made and entered into as of the 23rd day of April, 1999, by and between Interactive Network, Inc. ("IN"), a California corporation, First Party, and TCI Programming Holding Company, III ("TCI Programming"), TCI Development, LLC ("TCID") (the successor-in-interest to TCI Development Corporation) (TCI Programming and TCID being hereafter sometimes collectively referred to as "TCI"), National Broadcasting Company, Inc. ("NBC"), Sprint Corporation ("Sprint"), and Motorola, Inc. ("Motorola") (TCI, NBC, Sprint and Motorola being collectively referred to herein as the "Shareholders"), Second Parties.

                                    RECITALS

         1. IN and the Shareholders entered into a Mutual Release and Settlement Agreement (the "Settlement Agreement"), dated as of July 10, 1998,
Section 6 of which contemplates the execution of this Agreement in connection with consummation of the Exchange Agreement (the "Exchange Agreement) to which a copy of this Agreement is attached as Exhibit 2.

         2. The Exchange Agreement has been consummated on this date, and each of the Shareholders has received a certificate evidencing the numbers of shares of common stock of IN set opposite its name in Section 1 of this Agreement.

         Now, therefore, in consideration of the foregoing premises and the following terms, covenants and conditions, the Parties hereto agree as follows:

1.       SHARES SUBJECT TO THIS AGREEMENT

         The shares of common stock of IN (hereinafter referred to as the "Shares") subject to this Agreement are the shares set forth opposite the name of each Shareholder below issued pursuant to the Exchange Agreement and initially represented by the stock certificate indicated below:

  SHAREHOLDER                NUMBER OF SHARES           CERTIFICATE NUMBER

TCI Programming                 2,600,351
TCID                              347,556
NBC                             1,902,279
Sprint                          1,484,520
Motorola                        1,484,883
                                ---------

     TOTAL:                     7,814,589

2.       AGREEMENT TO VOTE SHARES

         Each holder will vote the shares received by it under the Exchange Agreement as directed by a committee of Independent Persons (as such term is defined in the Settlement Agreement)

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who shall consist of three persons and shall make its decisions by majority vote. The committee shall initially consist of John Bohrer, Donald Graham and Bruce Bauer. If any of them shall resign, die or become incapacitated, he shall first be replaced by William Green, if William Green is then available and willing to serve in such capacity. If Green is unavailable and/or unwilling, the members of the committee shall, by majority vote, select a new member or members in their discretion, provided that no new member shall be David Lockton or a member of David Lockton's family. If the remaining members are unable to agree upon a new member by majority vote, then they shall apply to the chief Judge of the Superior Court of Alameda County to appoint such a member. However, (i) each Holder shall be entitled to vote its Shares as it determines in its sole discretion with respect to the election of David Lockton or any of his family members as a director of IN, or any other matter regarding Mr. Lockton, and (ii) each Holder shall be entitled to vote its Shares (to the extent stockholder approval or a consent to such action is required, whether sought by IN or any other person) as it determines in its sole discretion with respect to the following matters:

                  (a) any liquidation or dissolution of IN or the filing of any voluntary bankruptcy petition (other than as contemplated in the Settlement Agreement);

                  (b) any sale of IN; or

                  (c) the declaration and payment of any cash dividends or other distributions on the common stock or any other cash payments to stockholders as such.

         This Agreement shall constitute a voting agreement within the meaning of Section 706 of the California Corporations Code.

3.       DURATION OF AGREEMENT

         This Agreement will terminate on April 22, 2003, unless sooner terminated upon a breach of its terms.

4.       APPLICATION TO TRANSFEREES; LEGENDING OF STOCK CERTIFICATES

         The terms of this Agreement shall be binding upon any transferee(s) of the shares, who, as a condition to transfer of the shares, shall sign a counterpart of this Agreement evidencing the agreement of the transferee to be bound by this Agreement. Stock certificates evidencing the shares shall be evidenced with a conspicuous legend on the face thereof stating: "The shares evidenced hereby are subject to a voting agreement dated as of April 23, 1999, and expiring on April 22, 2003, a copy of which is on file at the office of Interactive Network, Inc." Each of the Second Parties reserves the right upon 5 business days prior written notice to the other Second Parties and the Company to assert under Section 12.2 of the Settlement Agreement that transferees of its shares may not be bound by this Agreement.

         In witness whereof, IN and the Shareholders have duly executed this Agreement on the date first set forth above.

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Interactive Network, Inc.              TCI Programming Holding Company, III


By: /s/ Bruce W. Bauer                 By: /s/ Gary Howard
    -------------------------------        --------------------------------
           Bruce W. Bauer,                            Gary Howard,
       Chairman of the Board,                        President and
            President and                       Chief Executive Officer
       Chief Executive Officer

                                       TCI Development LLC
             First Party

                                       By: /s/ Stephen M. Brett
                                           --------------------------------
                                                   Stephen M. Brett,
                                                     Vice President

                                       National Broadcasting Company, Inc.


                                       By: /s/ Thomas S. Rogers
                                           --------------------------------
                                              Thomas S. Rogers, President
                                                     NBC Cable and
                                                  Business Development

                                       Sprint Corporation


                                       By: /s/ Don A. Jensen
                                           --------------------------------

                                       Motorola, Inc.


                                       By: /s/ Linda Valentine
                                           --------------------------------
                                               Linda Valentine, Senior
                                                    Vice President

                                                    Second Parties

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